                                                                  EXECUTION COPY

                                  SUPPORT AGREEMENT dated as of October 27,
                          1996, among REVCO D.S., INC., a Delaware corporation ("Parent"), RDS ACQUISITION INC., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and the parties listed on Schedule A hereto (each a "Shareholder" and, collectively, the "Shareholders").


                 WHEREAS Parent, Sub and Big B, Inc., an Alabama corporation (the "Company"), are concurrently entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the making of a cash tender offer (as such offer may be amended or supplemented from time to time, the "Offer") by Sub for all outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company together with the associated Rights (as defined in the Merger Agreement) (the Common Stock, together with the associated Rights, collectively, the "Shares") and the merger of the Company and Sub or another subsidiary of Parent (the "Merger");

                 WHEREAS each Shareholder owns not less than the number of Shares of the Company set forth opposite his or its name on Schedule A hereto; such number of Shares, as it may be adjusted by conversion or by any stock dividend, stock split, recapitalization, combination or exchange of Shares, merger, consolidation or reorganization of or by the Company, being referred to herein as the "Subject Shares"; and

                 WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Shareholders enter into this Agreement.

                 NOW, THEREFORE, the parties hereto agrees as follows:

                 SECTION 1. Representations and Warranties of the Shareholder. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent in respect of himself or itself as follows:

                 (a) Authority. Such Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder's property or assets. Except for filings with the Securities and Exchange Commission under Sections 13(d) and 16 of the Securities Exchange

Act of 1934, as amended, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

                 (b) The Subject Shares. Such Shareholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever.

                 (c) Revocation of Prior Proxies. Such Shareholder has validly revoked any and all prior proxies granted with respect to the Subject Shares.

                 SECTION 2. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to each Shareholder that each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

                 SECTION 3. Covenants of the Shareholder. Each Shareholder, severally and not jointly, agrees as follows:

                 (a) Approval of Merger. At any meeting of shareholders called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) all Shares then beneficially owned by such Shareholder in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                 (b) Rejection of Other Proposals. At any meeting of shareholders or at any adjournment thereof or in any other circumstances upon which such Shareholder's vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) all Shares then beneficially owned by such Shareholder against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal (as defined in the Merger Agreement), (ii) any amendment of the Company's Articles (Certificate) of Incorporation or By-laws or other proposal or transaction that could impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent or
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                                                                               3


Sub of the transactions contemplated by the Merger Agreement and (iii) against any candidate for election to the Board of Directors of the Company not approved by Parent.

                 (c) Negative Pledge. Such Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person (A) other than Sub or Sub's designee or (B) by operation of law upon the death of such Shareholder or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal.

                 (d) No Solicitation. Such Shareholder shall not, nor shall it permit any investment banker, attorney or other advisor or representative of such Shareholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

                 (e) Proxy. Such Shareholder hereby grants to Sub, with full power of substitution, a proxy covering all the Subject Shares of such Shareholder to vote such Subject Shares in accordance with this Section 3. This proxy is coupled with an interest and shall be irrevocable to the maximum extent permitted by the Alabama Business Corporation Act.

                 (f) Termination. The obligations of such Shareholder under this Section 3, including the proxy granted pursuant to Section 3(e), shall terminate on the termination of the Merger Agreement (the "Expiration Date"); provided, however, that, if any Shareholder fails to comply with Section 3(a), the obligations of such Shareholder under this Section 3 shall not terminate until the third anniversary of the date of this Agreement.

                 SECTION 4. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Shareholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder in such Shareholder's capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement, including without limitation Section 5.02 thereof.

                 SECTION 5. Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                 SECTION 6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 SECTION 7. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of New York and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby. Each Shareholder shall pay all reasonable fees and expenses of counsel to Parent and Sub incurred in enforcing this Agreement against such Shareholder.

                 (b) Expenses. Except as set forth in Section 7(a), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                 (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                 (d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier
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                                                                               5


(providing proof of delivery) or faxed to the parties at the following addresses or fax numbers (or at such other address for a party as shall be specified by like notice):

                 (i) if to Parent or Sub, to:

                          Revco D.S., Inc.
                          1925 Enterprise Parkway
                          Twinsburg, OH 44087
                          Fax:  (216) 487-1679
                          Attention:  Jack A. Staph, Esq.

                          with a copy to:

                          Cravath, Swaine & Moore
                          Worldwide Plaza
                          825 Eighth Avenue
                          New York, NY 10019-7475
                          Fax:  (212) 474-3700
                          Attention:  Richard Hall, Esq.

                 (ii) if to a Shareholder, to the address set forth under the name of such Shareholder on Schedule A hereto

                          with copies to:

                          Sirote & Permutt
                          2222 Arlington Avenue South
                          Birmingham, AL 35205
                          Fax:  (205) 930-5301
                          Attention:  Richard Cohn, Esq.

                          and

                          Skadden, Arps, Slate, Meagher & Flom
                          919 Third Avenue
                          New York, NY 10022
                          Fax (212) 735-2000
                          Attention:  Randall H. Doud, Esq.

                 (e)  Interpretation.  When a reference is made in this
Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include",
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                                                                               6


"includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                 (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                 (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                 (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent Alabama law mandatorily applies), regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 (i) Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

                 SECTION 8. Performance by Sub. Parent shall cause Sub to perform in full each obligation of Sub set forth in this Agreement.


                 IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.


                                        REVCO D.S., INC.,

                                         by   /s/ BRIAN P. CARNEY
                                            ----------------------------------
                                             Name:    Brian P. Carney
                                             Title:   Senior Vice President,
                                                      Finance

                                         RDS ACQUISITION INC.,

                                         by   /s/ BRIAN P. CARNEY
                                            ----------------------------------
                                            Name:     Brian P. Carney
                                            Title:    Treasurer



                                              /s/ ANTHONY J. BRUNO
                                         -------------------------------------
                                                     Anthony J. Bruno



                                              /s/ ARTHUR M. JONES, SR.
                                         -------------------------------------
                                                    Arthur M. Jones, Sr.



                                              /s/ JAMES A. BRUNO
                                          -------------------------------------
                                                       James A. Bruno

                                              /s/ VINCENT J. BRUNO
                                          -------------------------------------
                                          Vincent J. Bruno, in his individual
                                          capacity and in his capacity as
                                          custodian for the entities listed on
                                          Schedule B.

                                                                      Schedule A
                              List of Shareholders


                                                                                     Subject Shares
                                                                                     ---------------
Anthony J. Bruno                                                                       636,504
1212 South Cove Lane
Birmingham, AL 35216

Arthur M. Jones, Sr.                                                                   60,508
5000 Castle Rock Drive
Hoover, AL 35242

Vincent J. Bruno                                                                       418,854
2854 Shook Hill Circle
Birmingham, AL 35223

James A. Bruno                                                                         71,620
7090 Old Overton Club Drive
Vestavia Hills, AL 35242

                                                                      Schedule B
                           List of Shareholder Trusts


Vincent Bruno, C/F Lee John Bruno AUGMA                                      48,300
Vincent Bruno, C/F Brannon Bruno AUGMA                                       26,200
Vincent Bruno, C/F Paul Vincent Bruno AUGMA                                  24,200
Vincent Bruno, C/F Vincent Joseph Bruno AUGMA                                15,400